UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 10, 2006

INTERNATIONAL TELECOMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-57514 95-4834274

(Commission File Number) (I.R.S. Employer Identification No.)

1140 South Raymond Avenue,Fullerton, CA 92831

(Address of principal executive offices) ( Zip Code)

Registrant's telephone number, including area code: (310) 459-1081

200 Oceangate, Suite 800, Long Beach, CA 90802

(Former name or former address, if changed since last report.)

Section 1 - Registrant's Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2006 we entered into an Agreement and Plan of Reorganization by which we have agreed to acquire eighty percent (80%) of the issued and outstanding common shares of Callaci Consulting Services, Inc., DBA CCS Technology Group, a privately held California corporation (hereafter "CCS"). As consideration for the acquisition of these CCS shares, we are issuing and delivering to the selling stockholders of CCS a total of 10,306,521 par value $.001 common shares of International Telecommunications, Inc. to be divided pro rata amongst the selling stockholders in accordance with the number of CCS shares they are selling to us..

When issued and delivered, the 10,306,521 shares of our stock will not have been registered under the Securities Act of 1933, as amended (the "Act") but will be issued without registration in reliance on § 4(2) of the Act which exempts transactions by an issuer not involving any public offering from the registration requirements of the Act. In support of our claim to that exemption, we will rely on the following facts: (i) the purchasers of the shares are sophisticated business people with adequate training and experience to permit them to evaluate the risks of their investment in our shares; (ii) each of the purchasers will affirm that he or she is purchasing our shares for investment and not with a view to distribution; (iii) each will attest their investment intent in writing prior to delivery of the shares; (iv) each buyer has been advised that International Telecommunications, Inc. is subject to the reporting requirements of § 13 or § 15(d) of the Exchange Act and referred to publicly available resources on which our Exchange Act filings, including financial statements, can be read and evaluated; and (v) each purchaser has been afforded the opportunity to ask questions of the officers of our company and has received answers thereto which are satisfactory to them.

Formal exchange of the shares is anticipated to occur on March 10, 2006 at the offices of the Bonzer Law Group. CCS has agreed to furnish us with year-end audited financial statements as at December 31, 2005 and provide ITLS with audited financial statements as at March 31, 2006 which ITLS will consolditate into our Form 10-QSB for the quarted ended March 31, 2006.

We intend to file audited financial statements of CCS for the fiscal year ended December 31, 2005 and audited pro forma financial statements reflecting the foregoing acquisition within 71 days of the date of this filing.

A copy of the Agreement and Plan or Reorganization related to the foregoing transaction is attached hereto as Exhibit 10.1.

Exhibits:

Exhibit 10.1 Agreement and Plan of Reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TELECOMMUNICATIONS, INC.

(Registrant)

Dated: February 28, 2006

/s/

Alie Chang, President and Chief Executive Officer, Director

Dated: February 28, 2006

/s/

Felizian Paul, Chairman of the Board, Chief Financial Officer and Treasurer